Exhibit 10.29

EIGHTH AMENDMENT TO OFFICE LEASE

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL, [***] INDICATES THAT THE INFORMATION HAS BEEN REDACTED.

This Eighth Amendment to Office Lease (this “Eighth Amendment”), dated May 26, 2021, is made by and between DOUGLAS EMMETT 2008, LLC, a Delaware limited liability company (“Landlord”), with offices at 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, and BLACKLINE SYSTEMS, INC., a California corporation (“Tenant”), with offices at 21300 Victory Boulevard, Suite 1000, Woodland Hills, California 91367.

WHEREAS,

A.Landlord, pursuant to the provisions of that certain Office Lease, dated November 22, 2010 and a certain Memorandum of Lease Term Dates and Rent dated April 21, 2011 (the “Original Memorandum”, and collectively, the “Original Lease”); as amended by a certain First Amendment to Office Lease dated August 14, 2012 (the “First Amendment”), by that certain Second Amendment to Office Lease dated December 26, 2013 (the “Second Amendment”), by that certain Third Amendment to Office Lease dated June 24, 2014, (the “Third Amendment”), a by that certain Fourth Amendment to Office Lease dated January 29, 2015 (the “Fourth Amendment”), by that certain Memorandum Of Lease Term Dates And Rent dated May 12, 2015 (“Memorandum Re Third Amendment”), by that certain Fifth Amendment to Office Lease dated October 6, 2016 (the “Fifth Amendment”), by that certain Sixth Amendment to Office Lease dated May 10, 2017 (the “Sixth Amendment”), that certain Memorandum Of Lease Term Dates And Rent dated March 1, 2018 (“Memorandum Re Sixth Amendment”), and that certain Seventh Amendment to Office Lease dated May 18, 2017 (the “Seventh Amendment”), leased to Tenant and Tenant leased from Landlord space in the property located at 21300 Victory Boulevard, Woodland Hills, California 91367 (the “Building”), commonly known as Suites 900, 1000, 1100, and 1200 (collectively, the “Existing Premises”);

B.Pursuant to Article 25 of the Original Lease, as amended by Section 9.3 of the First Amendment, Section 11.4 of the Third Amendment and Section 9.4 of the Sixth Amendment, Tenant exercised its Termination Option in a Termination Notice delivered to Landlord dated January 29, 2021 with the termination of Lease to be effective at 11:59 p.m. Los Angeles time on January 31, 2022;

C.Landlord and Tenant have agreed that Tenant shall rescind the Termination Notice and Landlord shall waive Tenant’s obligation to pay the termination compensation as more particularly described in this Eighth Amendment;

D.In consideration of Tenant’s agreement to rescind the early termination of the Lease, Landlord has agreed to modify the payment terms for Tenant’s Fixed Monthly Rent; and

E.Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Original Lease, as amended.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:

1.Confirmation of Defined Terms. Unless modified herein, all terms previously defined and capitalized in the Original Lease, as amended, shall hold the same meaning for the purposes of this Eighth Amendment. The Original Lease, as modified by the Original Memorandum, the First Amendment, Second Amendment, Third Amendment, Memorandum Re Third Amendment, Fourth Amendment, the Fifth Amendment, Sixth Amendment, Seventh Amendment and this Eighth Amendment, shall hereinafter be referred to as the “Lease.”

EIGHTH AMENDMENT TO OFFICE LEASE

2.Rescission of Early Termination and Waiver of Termination Compensation. Tenant hereby rescinds its Termination Notice and unconditionally and irrevocably waives and relinquishes any right to terminate the Lease early under Article 25 of the Original Lease, as amended by Section 9.3 of the First Amendment, Section 11.4 of the Third Amendment and Section 9.4 of the Sixth Amendment. Landlord and Tenant agree that Article 25 of the Original Lease, Section 9.3 of the First Amendment, Section 11.4 of the Third Amendment and Section 9.4 of the Sixth Amendment are hereby void and no longer in force or effect. Inasmuch as Tenant has waived its option to terminate the Lease early, Landlord hereby waives Tenant’s obligation to pay the termination compensation.

3.Revision in Fixed Monthly Rent. Landlord agrees that the payment terms for Fixed Monthly Rent shall be modified as follows:

Period Fixed Monthly Rent

January 1, 2022 through January 31, 2023 [***]

February 1, 2023 through January 31, 2024 [***]

Tenant agrees that all deferrals and abatements of Fixed Monthly Rent as set forth in the Sixth Amendment, for the period on and after January 1, 2022 are hereby null and void and no longer in force or effect. All payments of Fixed Monthly Rent shall be made in immediately available funds.

4.Confirmation of the Usable Area and Rentable Area of Premises. Tenant acknowledges and agrees that Landlord engaged an independent third party space plan audit firm to measure the usable area (“Usable Area”) of the Premises in accordance with the 2017 ANSI/BOMA Standard set forth collectively by the American National Standards Institute and the Building Owners and Managers Association (“ANSI/BOMA Standard”) as a guideline. Based upon such re-measurement Landlord has been advised that the accurate Usable Area of the Premises is approximately 80,241 square feet. Based on Landlord’s deemed load factor as indicated hereinbelow, the corrected rentable area (“Rentable Area”) of the Premises is hereby agreed to be approximately 88,926 square feet.

5.Option to Extend Term. The Option set forth in Article 23 of the Original Lease and amended in Section 9.1 of the First Amendment, Section 11.1 of the Third Amendment and Section 9.1 of the Sixth Amendment, shall remain in full force and effect. For avoidance of doubt, Tenant’s Right of First Offer and Right of First Refusal, and all other rights and obligations of Tenant under the Lease that have not been expressly modified in this Eighth Amendment, remain in full force and effect in accordance with the terms of the Lease.

6.Acceptance of Premises. Subject to the terms and conditions of the Lease (including, without limitation, Landlord’s covenants, representations and warranties), Tenant acknowledges that it has been in possession of the Premises and made its own inspection of and inquiries regarding the Premises. Therefore, subject to the terms and conditions of the Lease (including, without limitation, Landlord’s covenants, representations and warranties), Tenant accepts the Premises in its “as-is” condition. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Premises or the Building for the purposes intended by Tenant except as expressly set forth in the Lease.

7.Warranty of Authority. If Landlord or Tenant signs as a corporation, or a limited liability company or a partnership, each of the persons executing this Eighth Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this Eighth Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

8.Broker Representation. Landlord and Tenant represent to one another that it has dealt with no broker in connection with this Eighth Amendment other than Douglas Emmett Management, LLC and CBRE. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss,

EIGHTH AMENDMENT TO OFFICE LEASE
damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord and Tenant agree that Landlord shall have no obligation to pay any commission or fee due to the brokers listed above created by Tenant’s execution of this Eighth Amendment.

9.Confidentiality. Landlord and Tenant agrees that, except for matters of record or as required by applicable law, the covenants and provisions of this Eighth Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, other than Tenant’s or Landlord's counsel-of-record or leasing or sub-leasing broker of record.

10.Governing Law. The provisions of this Eighth Amendment shall be governed by the laws of the State of California.

11.Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Premises, and supersedes any and all other agreements written or oral between the parties hereto. Furthermore, except as modified in this Eighth Amendment, all other covenants and provisions of the Lease including but not limited to Section 20.2 of the Original Lease, shall remain unmodified and in full force and effect, and all rights and remedies of Landlord and Tenant are hereby reserved.

12.Civil Code Section 1938 Disclosure. Pursuant to California Civil Code Section 1938, Landlord hereby discloses that the Premises have not undergone an inspection by a Certified Access Specialist to determine whether the Premises meet all applicable construction-related accessibility standards. A Certified Access Specialist (“CASp”) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under California law. Although California law does not require a CASp inspection of the Premises, Landlord may not prohibit the Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

13.Submission of Document. The submission of this Eighth Amendment to Tenant shall be for examination purposes only, and does not constitute a reservation of or an option for Tenant to lease, or otherwise create any interest by Tenant in the Premises or any other offices or space situated in the Building. Regardless of whether or not (a) Landlord has delivered to Tenant an unexecuted draft or final version of this Eighth Amendment for Tenant’s review and/or signature, (b) this Eighth Amendment has been executed by Tenant only and delivered to Landlord for its review and signature, and/or (c) Tenant has made payments of rent and/or security deposit to Landlord pursuant to this Eighth Amendment, it is understood and agreed that no contractual or other rights shall exist between Landlord and Tenant with respect to the Premises, nor shall this Eighth Amendment be valid, binding on the parties and/or in effect unless and until this Eighth Amendment has been fully executed by Landlord and Tenant and such fully-executed Eighth Amendment has been delivered to Tenant.

14.Digital Counterparts. This Eighth Amendment may be executed in several counterparts, each of which when executed and delivered shall be deemed an original, and all of which when taken together shall constitute one and the same agreement. The parties agree that a digital image of this Eighth Amendment as fully-executed (such as in a portable document format (.pdf)) or DocuSign when sent to the email address of Tenant, its broker (if any), its attorney (if any), or its authorized agent (if any) shall be deemed delivery of a true and correct original of this Eighth Amendment, and such digital image of this Eighth Amendment shall be admissible as best evidence for the purposes of state law, Federal Rule of Evidence 1002, and the like statutes and regulations.

15.Notices. The address of Landlord for notices shall be the following:

1299 Ocean Avenue, Suite 1000
Santa Monica, California 90401

EIGHTH AMENDMENT TO OFFICE LEASE
Attention: Senior Vice President of Property Management

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective as of the later of the date(s) written below.

LANDLORD:		TENANT:

DOUGLAS EMMETT 2008, LLC,		BLACKLINE SYSTEMS, INC.
a Delaware limited liability company		a California corporation

By: Douglas Emmett Management, Inc.,
a Delaware corporation, its Manager		By:	/s/ Karole Morgan-Prager
		Name:	Karole Morgan-Prager
		Title:	Chief Legal and Administrative Officer
By:	/s/ Andrew B. Goodman
Senior Vice President
		Dated:	5/28/2021
Dated:	6/1/2021